SECURED PROMISSORY NOTE AND GUARANTY

TO: NEMI NORTHERN ENERGY & MINING INC. (the "Holder")
200 - 1095 West Pender Street
Vancouver BC V6E 2M6

USD $1,500,000 **September 14, 2012**

1. Promise to Pay. FOR VALUE RECEIVED, the undersigned AMERICAN BONANZA GOLD CORP., a corporation organized and existing under the laws of British Columbia (the "**Borrower**"), together with its wholly owned subsidiary BONANZA EXPLORATIONS INC., a company incorporated and existing under the laws of Nevada (the "**Guarantor**" and together with the Borrower, the "**Obligors**"), promises to pay to or to the order of the Holder, the principal sum of USD$1,500,000 (the "**Gold Advance**"), together with all interest and other fees and monies which may from time to time be owing hereunder or pursuant hereto, on the terms and conditions set out herein. The Gold Advance shall, subject to earlier repayment in accordance with the terms of this Secured Promissory Note and Guaranty (the "**Note**"), be paid in an aggregate payment of 1,250 London good delivery gold ounces ("**Gold Ounces**"), or as otherwise instructed by the Holder in accordance with the terms set forth herein, on the Maturity Date and shall be delivered to the Holder or as otherwise instructed by the Holder.

2. Defined Terms. As used in this Note, unless otherwise defined, the following terms have the following meanings:

(a) "**Business Day**" means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York or Province of British Columbia, Canada are authorized or required to close.

(b) "**Mining Lease**" means the mining lease dated June 12, 2005 between the Patch Living Trust and the Borrower.

(c) "**Property**" means the interest in the Copperstone Gold Project held by the Guarantor though the Mining Lease.

3. Interest. The Borrower shall pay interest to the Holder, both before and after payment is due and before and after default, judgment and execution, on the Gold Advance outstanding from time to time from the date hereof until the Gold Advance is paid in full at the rate of 12% per annum (the "**Interest Rate**"), calculated monthly in arrears, and shall be paid in cash in United States of America currency on the first day of each month commencing on November 1, 2012 (each, an "**Interest Payment Date**"). If the date of advance is not the first Business Day of a month, the first interest payment shall include all interest payable from the date of advance, up to and including the first Interest Payment Date. Interest shall be paid on a monthly basis thereafter.

Interest shall be calculated on the basis of a year of 360 days. The Borrower shall also pay to the Holder interest on any overdue interest or premiums at the Interest Rate calculated monthly and payable on demand, from the date such interest is due until paid in full to the Holder.

4. Principal Payments. Commencing on the date that is seven (7) months from the date hereof and continuing on the same date (or the next business day) of each successive month until the Maturity Date, the Borrower shall pay the Holder eight (8) equal principal installments of the outstanding Gold Advance payable, at the option of the Holder in its sole discretion, by way of cash or Gold Ounces to the Holder.

5. Use of Proceeds. The proceeds of the Gold Advance shall be used by the Borrower for the development of the Copperstone Gold Project and for general working capital purposes.

6. Maturity Date. The unpaid Gold Advance then outstanding, represented solely by undelivered Gold Ounces, and accrued but unpaid interest thereon, if any, shall be due and payable on the date that is fourteen (14) months from the date hereof (the "**Maturity Date**"). The Holder shall, on the Maturity Date or such other date of repayment of the Gold Advance as may be applicable in accordance with the terms of this Note, have the option, in its sole discretion, to require the Borrower to pay the unpaid Gold Advance then outstanding and any interest or other payments that may be due and payable under the terms of this Note by way of cash or Gold Ounces to the Holder.

7. Prepayment. The Borrower shall not be entitled to prepay this Note for the first 3 months from the date of this Note. On or after the expiry of the first 3 months from the date of this Note, the Borrower may, upon five (5) days prior written notice to Holder, have the right to prepay, in whole or in part, the then Gold Advance outstanding, along with all accrued and unpaid interest due and payable on such amount of the Gold Advance being repaid as of the repayment date, provided that such payment to the Holder includes a prepayment penalty in an amount equal to 14 months interest on the amount of the Gold Advance being repaid at the Interest Rate, less any interest payments previously received by the Holder in respect of such Gold Amount being repaid. Any such prepayment shall be applied by the Holder to prepay, in reverse order of maturity, all interest on overdue interest, all interest payments due and owing, all accrued interest and the Gold Advance, in that order.

8. Security. The Borrower has, concurrently with the loan advanced under this Note, granted the Holder a security agreement (the "**Borrower Security Agreement**") granting a charge over all of the Borrower's personal property, whether now owned or existing or hereafter acquired or arising, wheresoever located, save and except for the Mining Lease, as further described therein. All amounts advanced or owing at any time pursuant to this Note shall be secured by the Borrower Security Agreement.

This Note is further secured by the Guaranty contained in Section 23 hereof of the Guarantor (the "**Guaranty**"). The Guarantor has, concurrently with the obligations guaranteed under the

Guaranty, granted the Holder a security agreement (the "**Guarantor Security Agreement**") granting a charge over all of the Guarantor's present and after-acquired personal property, save and except for the Mining Lease, as further described therein. All amounts owing at any time pursuant to the Guaranty shall be secured by the Guarantor Security Agreement.

9. Warrants. On the date hereof, and subject to the approval of the Toronto Stock Exchange, the Borrower shall issue to the Holder 1,500,000 common share purchase warrants for nominal consideration, such warrants to be transferable and assignable and exercisable into common shares in the capital of the Borrower at a price of $0.50 per share for a period of two (2) years from the date of issuance.

10. Priority of Payment. The Borrower and the Guarantor have granted a promissory note and guaranty to Goldreign Capital Inc. (the "**Goldreign Note**") and a promissory note and guaranty to Galloway Financial Services Inc. (the "**Galloway Note**") (collectively, the Goldreign Note and the Galloway Note shall hereinafter be referred to as the "**Third Party Notes**") which shall rank *pari passu* with this Note, and any payments or prepayments made pursuant to the terms and conditions of this Note shall also be made towards each of the Third Party Notes on a *pro rata* basis with any amounts outstanding pursuant to the terms thereof, in all respects.

11. Priority of Security. This Note, the Guaranty, the Borrower Security Agreement and the Guarantor Security Agreement, and any documents or agreements related thereto as may be amended from time to time (collectively, the "**NEMI Loan Documents**"), and any other security interests granted by the Obligors to the Holder shall rank *pari passu* in all respects with the Third Party Notes and any guaranty, security agreement, any and documents or agreements related thereto as may be amended from time to time (collectively, the "**Third Party Loan Documents**"), and any other security interests granted by the Obligors to either Goldreign Capital Inc. or Galloway Financial Services Inc. as security for the Third Party Notes, on a *pro rata* basis with any amounts outstanding pursuant to the terms of the Third Party Notes.

The NEMI Loan Documents, shall rank in priority in second position relative to the obligations of the Obligors to Resource Income Fund LLC ("**RIF**"), whose consent for the granting of this Note has been obtained in writing.

12. Right of First Refusal for Additional Financing. On and after January 1, 2013, the Obligors hereby irrevocably grant to the Holder a right of first refusal ("**ROFR**") to participate as lender on any subsequent loan transaction undertaken by either of the Obligors (a "**ROFR Transaction**") until such time as the full satisfaction of the Gold Advance and any interest or other monies due and payable hereunder (the "**ROFR Period**"). The ROFR shall apply irrespective of the nature of the ROFR Transaction which such applicable Obligor plans to undertake. The applicable Obligor shall give the Holder written notice ("**Notice**") of any such ROFR Transaction for which it has a signed offer letter or similar agreement which it proposes to undertake setting forth the terms thereof. The Holder shall have a period of ten (10) Business Days following receipt by the Holder of the Notice (the "**Prescribed Period**") within which to

give written notice (the "**Holder Notice**") to the respective Obligor that it either wishes to exercise the ROFR and accept the terms of the proposed ROFR Transaction on the terms set forth in the Notice. If the Holder Notice is not delivered by the Holder within the Prescribed Period or the Holder otherwise advises the respective Obligor of its intention, the respective Obligor shall be entitled to pursue such ROFR Transaction on the terms and conditions set forth in the written Notice to the Holder, provided that if the ROFR Transaction is not completed within 60 days from the date of the Notice, the provisions of this Section 12 will again become applicable to the Obligors and the ROFR Transaction. The decision by the Holder not to exercise its ROFR for any particular ROFR Transaction shall not affect its rights for any other ROFR Transaction during the ROFR Period.

13. Option of Repayment upon Financing. Upon the Borrower's completion of any financing (a "**Financing**"), whether debt or equity, for a minimum amount of gross proceeds of USD$10,000,000, the Holder shall have the option of declaring all the outstanding Gold Advance and all outstanding interest, fees and other costs related thereto to be immediately due and payable, in cash or in Gold Ounces, at the option of the Holder.

14. Loss of Note. Upon receipt by the Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Borrower will execute and deliver a new Note of like tenor and date.

15. Default. The occurrence of any one or more of the following events shall be a "**Default**" hereunder:

(a) the Borrower fails to make any payment of principal, interest or any other amount when due under this Note, unless the failure to make such payment is caused by administrative or technical error and such repayment is made within five (5) Business Days of its due date;

(b) the Borrower fails to make any payment when due of any amount payable by it to any creditor, other than any trade creditor, and such default is not waived or cured within the applicable cure period, if any, in respect of such payment;

(c) subject to any applicable cure period in the Mining Lease, any default shall have occurred under the Mining Lease or the same ceases to be in full force and effect for the full benefit of the Obligors;

(d) any representation or warranty made by any Obligor to Holder contained in any of the NEMI Loan Documents or the Third Party Loan Documents shall fail to be true and correct in any material respect, provided that the Obligors shall have a period of thirty (30) days from the date they receive notice thereof from the Holder within which to cure such Default;

(e) the Obligors fail to observe or perform any of the covenants, agreements or obligations (excluding the Borrower's obligation to repay the amounts due and payable pursuant to the terms of this Note) contained in any of the NEMI Loan Documents or the Third Party Loan Documents in any material respect, provided that the Obligors shall have a period of thirty (30) days from the date they receive notice thereof from the Holder or applicable lender within which to cure such Default;

(f) any Obligor shall institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it under any applicable federal, provincial or state insolvency law, or consent to, or acquiescence in, the filing of any such petition by any Obligor or in the appointment of a receiver, liquidator, assignee, trustee, or other similar official of any Obligor, or of any substantial part or its property, or the making by any Obligor of an assignment for the benefit of creditors, or the admission by any Obligor in writing of its inability to pay its debts generally as they become due;

(g) the commencement of proceedings against any Obligor seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, unless such proceedings are being actively and diligently contested by the applicable Obligor in good faith to the satisfaction of the Holder and provided any such proceeding does not remain undismissed, stayed or in effect for a period in excess of 60 days;

(h) any Obligor ceases or threatens to cease to carry on its business or if proceedings are commenced for the suspension of its business

(i) petitions are filed, orders are made or a resolution passed, or any other proceeding is taken for the winding-up, dissolution or liquidation of any of the Obligors;

(j) final judgments which exceed an aggregate of $500,000 shall be rendered against any Obligor and shall not have been paid, discharged or vacated within forty-five (45) days after entry or filing of such judgments; or

(k) any event of default (as such term is defined under any applicable underlying agreement) of any Obligor's indebtedness in excess of $100,000 in the aggregate shall occur, provided that any applicable cure period in such underlying agreement have also expired.

16. Remedies upon Default. The Holder shall promptly, upon becoming aware of a Default, provide notice to the Obligors. The Obligors shall cure such Default within the applicable cure period and agree that should they so begin to cure any Default they will prosecute the same to completion without undue delay. Upon the occurrence of a Default, or the expiry of any applicable cure period set out in Section 15 above, and at any time during the continuance of any Default, Holder, upon notice in writing to the Borrower, may declare all the outstanding Gold

Advance of the Note and all outstanding interest, fees and other costs related thereto to be immediately due and payable and the same shall become immediately due and payable upon such declaration and Holder may pursue any remedy available to Holder at law or in equity; provided, however, that in the event of any Default under clauses (f) or (g) above with respect to any Obligor, all unpaid principal hereof and interest hereunder shall automatically become immediately due and payable, without the need for declaration, presentment, demand, protest, or other notice of any kind; and, provided further, that for a period of 60 (sixty) days following such Default, the Holder shall not liquidate its collateral position in the stock of the Guarantor, but shall hold the same for redemption by the Borrower upon payment of all amounts owing hereunder, nor shall it liquidate any other collateral under the NEMI Loan Documents; nothing contained herein shall prohibit the Holder from taking such actions as it may deem necessary, including the commencement of collection and legal action, but short of liquidation during such 60 day period. Upon a declaration that the note is due and payable pursuant to this Section, the Borrower may repay the Note in cash or Gold Ounces.

17. Force Majeure. If a party is prevented or delayed from performing any of the obligations on its part to be performed hereunder by reason of act of God, strike, labour dispute, lockout, threat of imminent strike, fire, flood, interruption or delay in transportation, war, insurrection or mob violence, requirement or regulation of government or statute, unavoidable casualties, shortage of labour, equipment or materials, economic or market conditions, plant breakdown or failure of operation of any equipment or any other disabling cause (other than lack of funds or Gold Ounces), without regard to the foregoing enumeration, beyond the control of either party or which cannot be overcome by the means normally employed in performance, then and in every such event, any such prevention or delay will not be deemed to be a breach of this Note but performance of any of the said obligations or requirements will be suspended during such period, and that the time within which anything is to be done, or made pursuant hereto will be extended by the total period of all such delays.

18. Costs. The Borrower agrees to reimburse Holder for any reasonable legal fees or other reasonable costs associated with the NEMI Loan Documents, including but not limited to the costs associated with retaining third party technical advisors. The Borrower acknowledges that the Holder will deduct the amount of such costs from the gross amount of the Gold Advance.

19. Representations and Warranties. Each Obligor hereby makes each of the representations and warranties set forth on Schedule 1 hereto, as of the date of this Note.

20. Covenants. Each Obligor hereby agrees to observe and fully perform each of the covenants set forth on Schedule 2 hereto.

21. Conditions Precedent. Prior to the extension of the funds contemplated to be advanced herein, unless waived in writing in advance by Holder, the Borrower shall have delivered to Holder the following documents, in form and substance satisfactory to Holder, and performed the following undertakings to the satisfaction of Holder:

(a) this Note;

(b) director's resolutions authorizing the execution and delivery of the documents, agreements and instruments to which they are a party;

(c) all financing statements and security under the applicable personal property security legislation (or its equivalent) in each relevant jurisdiction shall have been filed as are necessary to perfect in such jurisdictions the security interests created by the Security Agreement; and

(d) such other documents or certificates, and completion of such other matters, as the parties may mutually deem necessary or appropriate in good faith.

22. Miscellaneous.

(a) Waiver and Amendment. Any provision of this Note may be waived, amended or modified only upon the written consent of the Borrower, the Guarantor and the Holder.

(b) Assignment; Participations. The Holder may assign (by way of security only) this Note for financing purposes so long as no Default has occurred and is continuing and transfer this Note with the written consent of the Borrower, not to be unreasonably withheld, provided, however, that, Holder and the transferee shall execute and deliver to the Borrower notice of the Note transfer in a form satisfactory to the Borrower. The Borrower may not transfer or assign all or any part of this Note without the prior written consent of Holder.

In addition, the Holder may sell participations in all or a portion of the Holder's rights and obligations under this Note; provided that the Borrower shall continue to deal solely and directly with the Holder in connection with the Holder's rights and obligations under this Note and all rights and remedies with respect to the Note may only be exercised by the Holder.

(c) Waiver by the Borrower. The Obligors expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonour, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof and statutory days of grace.

(d) Evidence of Debt. The indebtedness of the Obligors in respect of or in connection with this Note shall, absent manifest error, be conclusively evidenced by the books and records of the Holder.

(e) Deduction. All payments of principal, interest, fees and other amounts to be made pursuant to this Note shall be made free and clear of and without deduction for, any and all present and future taxes, withholdings, levies, duties, any governmental charges and

all liabilities with respect thereto, and without setoff, withholding, deduction or counterclaim of any kind whatsoever, save and except for any withholdings arising as a result of any payment of interest made by the Obligors to the Holder pursuant to the terms of this Note as may be required by applicable law (the "**Withholdings**"), for which the Obligors shall be permitted to deduct such Withholdings as may be necessary by applicable law and the Obligors shall properly and promptly deliver such Withholdings to the appropriate government agency and provide the Holder with full accounting of such action and such other evidence of payment of the Withholdings as the Holder may reasonably require.

(f) Governing Law. This Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties hereby submit to the jurisdiction of the Court of the Province of British Columbia in respect of any dispute arising under this note or any security related thereto.

(g) Severability. If any of the provisions of this Note is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions of this Note are intended to be and shall be deemed severable.

(h) Indemnification. The Obligors agree to hold harmless, defend and indemnify Holder, its officers, employees, agents and representatives (each, an "**Indemnified Party**") from and against any liability, loss, cost, expense, damage claim or cause of action due to or arising out of or in connection with the NEMI Loan Documents or any related document, agreement or instrument, in any way, directly or indirectly. The indemnification provided for in the immediately preceding sentence shall not apply to liabilities, losses, costs, expenses, damage, claims or causes of action which may arise as the result of the willful misconduct or negligence of the Holder or the Indemnified Party.

(i) Maximum Rate of Return. Notwithstanding any other provision of this Note, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the *Criminal Code* (Canada)) received by or payable to the Holder in connection with the transactions contemplated in this Note exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under that section. The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term that the principal amount of the loan is outstanding and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Holder shall be conclusive for the purposes of such determination. Neither the Holder nor the Obligors intend that the aggregate interest payable in connection with the transactions contemplated under this Note shall exceed such lawfully permitted rate or amount. Notwithstanding anything to

the contrary herein contained, if the aggregate interest payable hereunder exceeds such lawfully permitted rate or amount, the rate and the amount of interest on the principal hereof shall be deemed to have been adjusted with retroactive effect to the maximum rate and amount permitted by law, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, expenses, premiums and other amounts required to be paid to the Holder which would constitute "interest" (as that term is defined in Section 347 of the *Criminal Code* (Canada)). If any payments are ultimately determined to be contrary to the provisions of Section 347 of the *Criminal Code* (Canada), such payment, collection or demand shall be deemed to have been made by mutual mistake of the Obligors and the Holder and the amount of such payment or collection shall be refunded to the Obligors.

(j) Limitation Period. The Obligors agree that any limitation period applicable to this Note is hereby varied such that a proceeding may be commenced for any amount owing under this Note at any time on or before the second (2nd) anniversary of the date upon which the Obligors received a written demand for payment hereunder.

(k) Notices. All notices and other communications given to or made upon any party hereto in connection with this Note shall, except as otherwise expressly herein provided, be in writing (including telecopy, telefaxed, telegraphic or electronic communication) and mailed via certified or electronic mail, telefaxed, telegraphed or delivered to the respective parties, as follows:

To the Borrower or the Guarantor, as appropriate:

American Bonanza Gold Corp.
200 Granville Street – Suite 1238
Vancouver, BC V6C 1S4
Attn: Chief Executive Officer
Fax: ____________________
Email: bongold@intercomm.com

To Holder:

NEMI Northern Energy & Mining Inc.
200 - 1095 West Pender Street
Vancouver BC V6E 2M6
Attn: Chief Executive Officer
Fax:: ____________________
Email: ____________________

Or in accordance with any subsequent written direction from the recipient party to the sending party delivered in accordance with this subsection 22(k). All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon (i) delivery if delivered by hand; (ii) the third (3rd) Business Day after the date sent, in the case of certified mail; or (iii) receipt, in the case of facsimile or other electronic communication.

(l) Counterpart. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this subsection 22(l), the delivery of a facsimile or electronic copy of an executed counterpart of this Note shall be deemed to be valid execution and delivery of this Note, but the party delivering a facsimile copy shall deliver an original copy of this Note as soon as possible after delivering the facsimile or electronic copy.

23. **Guaranty**. In order to induce the Holder to extend credit to the Borrower hereunder and under any other NEMI Loan Documents, the Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment and performance, when and as due, of all present and future indebtedness, liabilities and obligations of the Borrower to the Holder hereunder and each other NEMI Loan Document (collectively, the "**Obligations**"). The Guarantor further agrees that the due and punctual payment of such Obligations may be extended or renewed on the same terms and conditions as currently provided, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The financial obligations of the Guarantor hereunder shall not be discharged, limited or otherwise affected by anything done, suffered or permitted by the Holder in connection with the Borrower, the amounts due and payable pursuant to the terms of this Note or the security granted in connection therewith, including but not limited to (a) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Note; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of the NEMI Loan Documents; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.

The Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of

collection, and waives any right to require that any resort be had by the Holder to any balance of any deposit account or credit on the books of the Holder in favor of the Borrower or any other Person.

The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Holder upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Holder may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay or perform any Obligation when and as the same shall become due after expiry of any applicable cure periods, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Holder, forthwith pay, or cause to be paid, to the Holder in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.

The Holder will not be bound to exhaust its recourse against the Borrower or the security or other securities it may hold before requiring payment of the Guarantor, and subsequent to a Default and the expiry of any applicable cure periods, the Holder may enforce the various remedies available to it and may realize upon the various securities or any part of such securities in such order as the Holder may determine.

Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Holder.

Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full performance and payment of the Obligations.

The Guarantor represents and warrants to the Holder that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. The execution of this Guaranty is within its corporate powers and has been duly authorized by all necessary corporate action.

This Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of said Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

The execution of this Guaranty does not (a) require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have

been obtained or made and are in full force and effect; (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Guarantor or any of its subsidiaries or any order of any governmental authority; (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Guarantor or any of its subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Guarantor or any of its subsidiaries; and (d) will not result in the creation or imposition of any lien on any asset of the Guarantor or any of its subsidiaries.

So long as any part of the Obligations or any related amounts due, owing or accrued to the Holder remain unpaid or outstanding, the Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and of all circumstances bearing upon the nature, scope and extent of the risk which the Guarantor assumes and incurs under this Guaranty.

The Guarantor hereby waives notice of its acceptance of this Guaranty, notice of transactions or obligations contracted or incurred by the Borrower under this Guaranty, notice of default of the Borrower and demand for payment upon the Borrower and the Guarantor.

This Guaranty shall terminate upon the indefeasible payment of all amounts owing under this Note.

IN WITNESS WHEREOF, the Borrower and the Guarantor have caused this Note and Guaranty to be duly executed by its officer, thereunto duly authorized as of this 14 day of September, 2012.

BORROWER:

AMERICAN BONANZA GOLD CORP.

By: ______________________
Brian Kirwin
President and Chief Executive Officer

GUARANTOR:

BONANZA EXPLORATIONS INC.

By: ______________________
Brian Kirwin
President and Chief Executive Officer

Schedule 1

The Obligors hereby represent and warrant to Holder, as of the date of this Note, the following:

(a) Organization. Each of them is duly organized, validly existing, and in good standing under the laws of their respective jurisdictions, with full power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with all federal, provincial, state, local, foreign, and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets, and to carry on its business or proposed business as required except where the failure to have such consents, authorizations, approvals, orders, licenses, certifications and permits could not reasonably be expected to have a material adverse effect on their respective businesses or operations. Each is duly licensed and qualified to do business and be in good standing in every jurisdiction in which the ownership, leasing, licensing or use of property and assets or the conduct of its business makes such qualification necessary except where the failure to have such licenses and qualifications could not reasonably be expected to have a material adverse effect on their respective businesses or operations.

(b) Financial Statements. The audited balance sheet of the Borrower and its consolidated subsidiaries for the 12 month period ending December 31, 2011, prepared in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the related unaudited statements of operations and statements of cash flow for the year ended December 31, 2011 (such date being referred to herein as the "**Balance Sheet Date**") and the unaudited interim financial statements for the period ending June 30, 2012 (collectively, the "**Financial Statements**"), present fairly in all material respects the financial position and cash flows of the Borrower and its consolidated subsidiaries at the indicated dates and for the indicated periods.

(c) Absence of Undisclosed Liabilities. The Borrower and its consolidated subsidiaries have no material outstanding claims, liabilities, obligations or indebtedness, contingent or otherwise, whether asserted or unasserted. All material liabilities of the Borrower and its consolidated subsidiaries incurred subsequent to the Balance Sheet Date have been incurred in the ordinary course of business.

(d) Absence of Changes. Since December 31, 2011, the Borrower and its consolidated subsidiaries have operated in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not occurred any change in the financial condition, results of operations, assets, liabilities or business of the Borrower which, in the aggregate, has had a material adverse effect on the Borrower's business.

(e) Title to Properties; Encumbrances; Priority. The Obligors have (i) good and valid title to all of their respective assets (real, personal, tangible and intangible) (except as may be disposed of as permitted hereunder) and (ii) either freehold title, mining leases, mining claims or licences or participating interests or other conventional

property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which the Obligors have an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments; in each case clear of all encumbrances, liens, claims, charges or other restrictions of whatever kind or character, except for Permitted Liens (as defined in Schedule 2).

(f) Material Agreements; Mining Lease: The Obligors are not in material violation or breach of or in material default with respect to, complying with any provision of any material contract, agreement, instrument, lease, license, arrangement or understanding to which it is a party, including without limitation, the Mining Lease and each such material contract, agreement, instrument, lease, license, arrangement and understanding is in full force and effect and is a legal, valid and binding obligation enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles). Neither of the Obligors are aware of or have received notice from any third party that the third party is in default under any agreement, contract or other instrument, document or agreement to which an Obligor is a party, which default would or could have a material adverse effect on their respective properties or assets or their respective businesses as presently conducted or proposed to be conducted or on their ability to pay or perform any of the obligations arising under the NEMI Loan Documents.

(g) Litigation. To the best of the Obligors' knowledge, there is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or threatened against or affecting an Obligor that has had or would reasonably be expected to have a material adverse effect on its business or operations, nor, does there exist any basis therefor. Neither Obligor is subject to any judgment, order, writ, injunction or decree of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of the Obligors' officers or directors is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality that has had or would reasonably be expected to have a material adverse effect on its businesses or operations.

(h) Non-Defaults. Neither Obligor is in material default in the performance or observance of any obligation with respect to any order, writ, injunction or decree of any court of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, would constitute, a material default under any of the foregoing, in each case that would reasonably be expected to have a material adverse effect on their businesses or operations. Upon the execution of the Note, neither Obligor will be in breach or default

of any term of any of the NEMI Loan Documents or the Third Party Loan Documents, nor will any Default be presently occurring, which, in either event, if not cured pursuant to the terms of the applicable document, would materially and adversely impair the Obligor's ability to perform its obligations to the Holder.

(i) Taxes. The Obligors have filed all federal, state, local and foreign tax returns which are required to be filed by it and all such returns are true and correct in all material respects and have paid all taxes pursuant to such returns or pursuant to any assessments received by it (other than any amounts which they are disputing in good faith) and has withheld all amounts which it is obligated to withhold from amounts owing to any employee, creditor or third party. To the best of the Obligors' knowledge, no deficiency assessment with respect to or proposed adjustment of the Obligors' federal, state, county or local taxes is pending or threatened. There is no tax lien, whether imposed by any federal, provincial, state, county or local taxing authority, outstanding against the assets, properties or business of either Obligor.

(j) Compliance with Laws; Environmental Matters, Licenses, Etc. The Obligors have not received any notice of any violation of, or noncompliance with, any federal, provincial, state, local or foreign laws, ordinances, regulations or orders (including, without limitation, those relating to all applicable federal, provincial, state and local insurance laws, rules and regulations, environmental protection, occupational safety and health applicable to their businesses, the violation of, or non-compliance with which, would have a material adverse effect on such business or operations. The Obligors have operated in accordance with all applicable environmental and safety laws applicable to them and have all licenses and permits and other governmental certificates, authorizations and permits and approvals required for the operation of its businesses and the use of its properties where the failure to obtain or possess such license or permit would have a material adverse effect on such businesses.

(k) Authorization. The execution and delivery of the NEMI Loan Documents to which each Obligor is a party have been duly authorized by all requisite corporate action, and when so executed and delivered, NEMI Loan Documents will constitute valid and binding obligations of such Obligors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity.

(l) Non-Contravention Etc. The execution, delivery and performance of the terms of the NEMI Loan Documents will not (i) violate any provision of law or statute or any order of any court or other agency of government binding on the Obligors; (ii) any of their constating documents; or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation of any lien, security interest, charge or

encumbrance upon any of the properties or assets of the Obligors or cause the acceleration of the maturity of any debt or obligations of the Obligors pursuant to any contractual provisions affecting the Obligors.

(m) Insurance. All insurable assets, of a kind which are typically insured in accordance with industry standards of the business of the Obligors, and properties of the Obligors are insured against all risks usually insured against by persons owning or operating similar properties and assets in the localities where such properties or assets are located, through insurance policies all of which are in full force and effect. Each of the insurance policies referred to in this section is issued by an insurer of recognized responsibility, and the Obligors have not received any notice or threat of the cancellation or nonrenewal of any such policy.

(n) No Consent. Except for the written consent required from RIF, which has been obtained and delivered to the Holder, no permit, consent, approval, authorization, order or filing with any court or governmental authority is required by either of the Obligors in connection with the granting or entering into of the NEMI Loan Documents, except for recordations or filings necessary to perfect any security interests granted pursuant to the NEMI Loan Documents.

(o) Public Record. The information and statements set forth in the information publicly available and filed by or on behalf of the Obligors with any applicable securities commissions or regulatory authorities (the "**Public Record**"), as at the date hereof, as it relates to the Obligors, were true, correct, and complete and did not contain any misrepresentation as of the respective dates of such information or statements, and no material adverse change has occurred in relation to the Obligors which is not disclosed in the Public Record.

(p) Employee Relations. To the best of the Obligors' knowledge, the Obligors are in material compliance with all applicable federal, provincial, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours and there are no pending investigations involving any of them. No collective bargaining agreement or modification thereof is currently being negotiated by the Borrower and no labor dispute with the employees of the Borrower exists, or is imminent, to the best of the Obligors' knowledge.

Schedule 2

The Obligors covenant and agree that for so long as the Note is outstanding or any amounts remain due and payable to Holder under the NEMI Loan Documents, they shall observe and abide by each of the covenants and agreements contained in this Schedule 2, unless otherwise consented to in writing in advance by Holder or otherwise permitted hereunder.

1.1. Disposition of Property. Without Holder's prior written consent, which consent may not be unreasonably withheld, neither the Borrower nor its subsidiaries will sell, lease or otherwise dispose of any of the Property, including any disposition of the Property as part of a sale and leaseback transaction, to or in favor of any person, except for (i) sales of mine products or inventory made in the ordinary course (including, without limitation, pursuant to any installment, output requirement, offtake or similar agreement with respect to the sale of future production in the ordinary course) (ii) dispositions of equipment for cash and fair value that are no longer used or useful in the business of the Borrower or Subsidiaries.

1.2. Indebtedness. Neither the Borrower nor its subsidiaries will create, incur, assume, or suffer to exist, any indebtedness, except: (a) this Note (as the same may be extended, increased, renewed or refunded from time to time by mutual agreement of the parties); (b) the indebtedness incurred and outstanding to RIF, Goldreign Capital Inc. or Galloway Financial Services Inc.; (c) accounts payable to trade creditors and current operating expenses; (d) indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring any equipment or assets (including capital leases) in an aggregate principal amount at any time outstanding not greater than $1,500,000 in the aggregate; (e) indebtedness that is subordinated in favor of the Holder, (f) intercompany indebtedness between the Borrower and its subsidiaries, (g) contingent obligations existing or arising under any hedging or swap agreement, provided that such obligations are (or were) entered into in the ordinary course of business and not for speculative purposes, (h) the royalty payable under the Mining Lease, and (h) indebtedness owing to Centennial Development Corp. under the Agreement dated February 13, 2002; the foregoing indebtedness not to be increased without the consent of the Holder, not to be unreasonably withheld.

1.3. Liens. Without the prior written consent of Holder, other than Permitted Liens (as defined below), neither the Borrower nor its subsidiaries will (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind (each of the foregoing, a "**Lien**") upon any of the Collateral (as defined in the Borrower Security Agreement), or upon the income or profits therefrom, except as otherwise permitted herein, transfer any of such Collateral or the income or profits therefrom for the performance of any other obligation in priority to payment of its general creditors; or (ii) acquire, or agree or have an option to acquire, any Property upon conditional sale or other title retention or purchase money security agreement, device or arrangement. For purposes of this Note, the term "Permitted Liens" means, collectively, (a) liens arising pursuant to the NEMI Loan Documents, the Third Party Loan Documents or those in favour of RIF; (b) liens for taxes, fees, levies, duties or other governmental charges of

any kind, either not yet due or being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles, provided the same have no priority over any of Holder's security interests; (c) liens for landlords, common carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts that are owed but not yet delinquent, provided such liens do not, in the aggregate, materially detract from the value of the assets of the Borrower and its subsidiaries or materially impair the use thereof in the operation of the Borrower's or its subsidiaries' business, in each case, taken as a whole, (d) liens not to exceed $2,000,000 in the aggregate in any fiscal year incurred solely for the purpose of financing the acquisition of goods or equipment acquired by the Borrower or any subsidiary in the ordinary course of business, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, which in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of any such real property or materially interfere with the ordinary conduct of the Borrower's and any subsidiary's business, (f) attachments, appeal bonds, judgments and other similar liens for sums not exceeding $100,000 arising in connection with court proceedings; provided that the execution of such liens is effectively stayed, and (h) any other liens arising from or related to immaterial indebtedness or capital leases of the Borrower or any subsidiary, not to exceed $250,000 in the aggregate in any fiscal year.

1.4. Restrictions on Investments. Without Holder's prior written consent, the Borrower will not, and will not permit any of its subsidiaries to make or permit to exist or to remain outstanding any investment except investments in: (a) cash equivalents under normal course of cash management; (b) short term indebtedness guaranteed by the United States government with a maturity not exceeding 12 months or similar short term government guaranteed instruments; and (c) inventory purchased in the ordinary course of business.

1.5. Distributions; Restricted Payments. Without Holder's prior written consent, the Borrower shall not (i) declare, pay or make any distribution on shares of its capital stock; or (ii) apply any of its funds or property to the purchase, redemption or other retirement of any shares of its capital stock or of any options to purchase or acquire any capital stock of the Borrower or any of its subsidiaries.

1.6. Compliance with Laws. The Obligors will use its best efforts to act at all times in compliance with all applicable laws, regulations, orders, including without limitation, all environmental laws and safety laws, and duly observe all valid requirements of any official government body, regulatory body or applicable court, except where the failure of such compliance would not be reasonably likely to have a material adverse effect on the Borrower's business or operations.

1.7. Business Activities. Without the prior written consent of Holder, which consent shall not be unreasonably withheld, neither the Borrower nor its subsidiaries will engage directly or indirectly (whether through subsidiaries or otherwise) in any type of business other than the businesses presently or currently planned to be conducted by them and in related lines of businesses.

1.8. Transactions with Affiliates. Without the prior written consent of Holder, which consent may be given or denied at Holder's sole discretion, and other than in the Borrower's ordinary course of business, the Borrower will not engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such affiliate or, to the knowledge of the Borrower, any person in which any such Affiliate has a substantial interest or is an officer, director, partner, member or trustee on terms more favorable to such person than would have been obtainable on an arm's-length basis in the ordinary course of business. As used herein, the term "Affiliate" means any person that is controlled by or is under common control with such controlling person. As used in the prior sentence, the term "control" means the power to vote 50% or more of any class of voting securities of such person or to direct or cause the direction of the management or policies of such Person. And, as used herein, "Person" shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental authority.

1.9. Conflicting Agreements. Without the prior written consent of Holder, which consent shall not be unreasonably withheld, neither of the Obligors will enter into any amendment or other modification of the Mining Lease which amendment or modification by its terms materially impairs the ability of the Borrower to (a) repay the Gold Advance and any interest or fees outstanding pursuant to the terms of the Note (the "**Outstanding Obligations**"), or (b) fully satisfy all of its obligations hereunder; in addition, neither of the Obligors will enter into any amendment or other modification to any other currently existing contractual obligation, which amendment or modification by its terms materially impairs the ability of the Borrower to (a) repay the Outstanding Obligations, or (b) fully satisfy all of its obligations hereunder, without the prior written consent of Holder, which consent shall not be unreasonably withheld.

1.10. Monthly Operating Reports. Within 45 days following the end of each month while this Note is outstanding, the Obligors shall deliver to Holder a copy of monthly operating reports and such other reports as Holder may reasonably request.

1.11. Monthly Financial Statements. Within forty five (45) days following the end of each month while this Note is outstanding, the Obligors shall deliver to Holder unaudited monthly financial statements (including statements of cash flow) of the Obligors substantially prepared in accordance with Canadian generally accepted accounting principles, except for normal recurring year-end adjustments provided that so long as such documentation is

publicly available at such times it shall be deemed to be delivered for purposes of this covenant.

1.12. Notification as to Certain Events. The Obligors shall notify Holder if the Obligors become aware of any event that has or would reasonably be expected to have a material adverse effect on the Obligors' business, assets, operations or financial position with respect to the Property or the Obligors' ability to perform its obligations under the NEMI Loan Documents, or which would materially adversely affect the rights and interests of the Holder under the NEMI Loan Documents. The Obligors shall notify Holder immediately of all written correspondence between owners of the Mining Lease or any creditors and the Obligors relating to a material event or material problem or alleging an event of default under the applicable documents or an event which would become a default if not corrected under the applicable documents.

1.13. Maintenance of Required Approvals and Consents; Compliance with Laws. The Obligors will take all action necessary to maintain all approvals and consents necessary with respect to the operation of their respective businesses, except where the failure to maintain such approvals and consents shall not be expected to have a material adverse effect on such businesses or operations. The Obligors shall comply in all material respects with all applicable laws with respect to the operation of their businesses.

1.14. Payment of Taxes. The Obligors will duly file, pay and discharge on a timely basis, before the same shall become delinquent, all taxes, assessments and governmental or regulatory authority charges or levies imposed upon it or upon its assets or property, income or profit and any and all governmental claims imposed upon it, unless such taxes, assessments, governmental or regulatory authority charges or levies are being actively and diligently contested by the applicable Obligor in good faith to the satisfaction of the Holder.

1.15. Mining Engineer. Upon the issuance of this Note, or as soon as is reasonably possible, the Obligors shall retain a mining engineer, acceptable to the Holder, to provide ongoing consulting services with respect to the operations conducted by the Obligors on the Property. Such engineer shall deliver to the Obligors and Holder status reports, and will make recommendations with respect to operations on the Property, upon the request of the Holder.